As filed with the Securities and Exchange Commission on December 19, 2025

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUALCOMM Incorporated
(Exact name of registrant as specified in its charter)

Delaware		95-3685934
(State or other jurisdiction of incorporation or organization)		(IRS Employer Identification No.)

5775 Morehouse Drive, San Diego, California 92121-1714
(Address of Principal Executive Offices)
(Zip Code)

ALPHAWAVE LONG TERM INCENTIVE PLAN 2021
(Full title of the plan)

Ann Chaplin
Executive Vice President, General Counsel and Corporate Secretary
QUALCOMM Incorporated
5775 Morehouse Drive
San Diego, California, 92121-1714
(Name and address of agent for service)

858-587-1121
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On December 18, 2025, QUALCOMM Incorporated (“Qualcomm” or the “Company”) completed its acquisition of Alphawave IP Group plc (“Alphawave”) through Aqua Acquisition Sub LLC, an indirect wholly-owned subsidiary of Qualcomm, pursuant to the terms of a scheme of arrangement under Part 26 of the UK Companies Act 2006 (the “Scheme”). The Scheme became effective on December 18, 2025.
This registration statement on Form S-8 (this “Registration Statement”) is being filed by Qualcomm to register up to 788,739 shares of common stock, $0.0001 par value, of Qualcomm (“Common Stock”) that may be issuable upon the vesting or settlement of certain restricted stock units and stock options granted under the Alphawave Long Term Incentive Plan 2021, which were assumed by Qualcomm and converted into equivalent unvested awards for Company restricted stock units pursuant to the Scheme.
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference
The following documents filed by the Company with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
(a)The Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2025 (the “Annual Report”), filed with the Commission on November 5, 2025.
(b)Any other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.
(c)The description of the Company’s Common Stock contained in Exhibit 4.15 of the Company's Annual Report on Form 10-K for the fiscal year ended September 29, 2019, filed with the Commission on November 6, 2019, including any amendment or report updating such description.
In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Document(s)”); provided, however, that the documents listed above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Report.
Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
The class of securities to be offered is registered under Section 12 of the Exchange Act.
Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal actions or proceedings, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director actually and reasonably incurred.
Article Eleven of the Company’s Amended and Restated Bylaws (the “Bylaws”) provides that:
(1)the Company shall indemnify its directors and certain designated officers (including the Company’s executive officers) to the fullest extent not prohibited by the DGCL; provided, however, that the Company may modify the extent of such indemnification by individual contracts with its directors and designated officers; and, provided, further, that the Company shall not be required to indemnify any director or designated officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against the Company or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors of the Company or (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the DGCL;
(2)the Company may, to the extent authorized from time to time by its board of directors, the Chief Executive Officer or the President, indemnify the Company’s other officers, employees and agents to the extent provided in the DGCL;
(3)the right to indemnification in Article Eleven includes the right to be paid by the Company the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under the Bylaws or otherwise; and
(4)the rights conferred in Article Eleven are not exclusive of any other right any person may have or acquire under any statute, provision of the Company’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors of the Company or otherwise.
Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in such capacity, or arising out of their status as such, whether or not the Company would have the power to indemnify such person against such liability. Article Eleven of the Bylaws authorizes the Company to purchase insurance on behalf of any person required or permitted to be indemnified pursuant to the Bylaws. The Company has obtained officers’ and directors’ liability insurance for the members of the Company’s board of directors and executive officers for certain losses arising from claims or charges made against them while acting in their capacities as directors and officers of the Company.
In addition, Section 102(b)(7) of the DGCL provides that the certificate of incorporation of a corporation may contain a provision eliminating or limiting the personal liability of a director or officer to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided that such provision shall not eliminate or limit the liability of: (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the Company or its stockholders; (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director under Section 174 of the DGCL; (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit; and (v) an officer in any action by or in the right of the Company. The Company’s Amended and Restated Certificate of Incorporation includes such a provision, and Article Eleven of the Company’s Bylaws includes a provision defining good faith for the purposes of any determination of indemnification.
The Company also has entered into indemnification agreements with the Company’s directors and certain officers of the Company, indemnifying each such person against expenses arising out of any claims made against such person by reason of his or her being an agent of the Company. Among other exclusions, the Company shall not indemnify any person with respect to certain claims involving a lack of good faith, unlawful conduct, unauthorized settlements or certain claims initiated by the indemnitee.
Item 7. Exemption from Registration Claimed
Not applicable.

Item 8. Exhibits

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 7, 2024).
4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the Commission on December 10, 2025).
5.1*	Opinion of DLA Piper LLP (US)
23.1	Consent of Counsel (included in Exhibit 5.1)
23.2*	Consent of PricewaterhouseCoopers LLP
24	Power of Attorney (included in signature page to this Registration Statement)
99.1*	Alphawave Long Term Incentive Plan 2021
99.2*	Alphawave Form of Global RSU Award Deed
107*	Filing Fee Table
* Filed herewith

Item 9. Undertakings
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on December 19, 2025.

QUALCOMM Incorporated

By:	/s/ Cristiano R. Amon
Cristiano R. Amon
President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY
The officers and directors of QUALCOMM Incorporated whose signatures appear below hereby constitute and appoint Cristiano R. Amon and Akash Palkhiwala, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with the power to act alone, to sign and execute on behalf of the undersigned this Registration Statement on Form S-8 and any amendment or amendments thereto, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Cristiano R. Amon	President and Chief Executive Officer, and Director	December 19, 2025
Cristiano R. Amon	(Principal Executive Officer)

/s/ Akash Palkhiwala	Executive Vice President, Chief Financial Officer and Chief Operating Officer	December 19, 2025
Akash Palkhiwala	(Principal Financial Officer)

/s/ Patricia Y. Grech	Senior Vice President and Chief Accounting Officer	December 19, 2025
Patricia Y. Grech	(Principal Accounting Officer)

/s/ Sylvia Acevedo	Director	December 19, 2025
Sylvia Acevedo

/s/ Mark Fields	Director	December 19, 2025
Mark Fields

/s/ Jeffrey W. Henderson	Director	December 19, 2025
Jeffrey W. Henderson

/s/ Jeremy (Zico) Kolter	Director	December 19, 2025
Jeremy (Zico) Kolter

/s/ Ann M. Livermore	Director	December 19, 2025
Ann M. Livermore

/s/ Mark D. McLaughlin	Chair of the Board	December 19, 2025
Mark D. McLaughlin

/s/ Jamie S. Miller	Director	December 19, 2025
Jamie S. Miller

/s/ Marie Myers	Director	December 19, 2025
Marie Myers

/s/ Irene B. Rosenfeld	Director	December 19, 2025
Irene B. Rosenfeld

/s/ Kornelis (Neil) Smit	Director	December 19, 2025
Kornelis (Neil) Smit

/s/ Jean-Pascal Tricoire	Director	December 19, 2025
Jean-Pascal Tricoire

/s/ Christopher D. Young	Director	December 19, 2025
Christopher D. Young